SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H. J. Heinz Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     The following frequently asked questions were posted to H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com:

Q: What should I do if I have not received a Heinz WHITE proxy card?

A: If you have not received a WHITE proxy card from Heinz, please contact Heinz’s proxy solicitor, Mackenzie Partners Inc. toll free at (800) 322-2885, or by e-mail at proxy@mackenziepartners.com.

Q: I have voted for the gold proxy card but wish to change my vote to the Heinz nominees on the WHITE card. Can I do this?

A: You may change your vote at any time before the Annual Meeting on August 16, 2006, by signing, dating and returning a later dated WHITE proxy card. In addition, you may vote directly by telephone or internet. Please return all WHITE cards that you receive.

We strongly urge you to revoke any gold proxy card you may have returned. Any signed gold proxy card you return – even if it reflects votes “AGAINST” the Peltz/Trian nominees – will cancel any votes reflected on any WHITE proxy card that you may have previously returned.

Q: I’ve already mailed my WHITE proxy card supporting Heinz’s 12 nominees. What should I do with the new card I’ve received?

A: Even if you have already voted your WHITE proxy card, we urge you to mark, sign, date and return any and all subsequent WHITE cards you receive, in order to ensure that your latest dated card is counted for every account you may have holding Heinz shares.

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     The following press releases were issued by H. J. Heinz Company.

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FOR RELEASE UPON RECEIPT

HEINZ WELCOMES THE ISS TAFT-HARTLEY ADVISORY SERVICES SUPPORT FOR ITS FULL BOARD AND REJECTION OF THE TRIAN NOMINEES

PITTSBURGH, August 8, 2006 – H.J. Heinz Company (NYSE: HNZ) said today it is extremely pleased that Taft-Hartley Advisory Services, a division of Institutional Shareholder Services (ISS), is recommending to its clients that Heinz shareholders re-elect all 12 members of the Company’s strong, independent and highly-qualified Board. In making its recommendation, Taft–Hartley Advisory Services, a division of ISS stated, “The dissidents have neither succeeded in putting forward a compelling alternative vision for the company nor have they demonstrated a commitment to corporate governance best practices necessary to protect the interests of all shareholders. The lack of independence of the proposed dissident slate coupled with their historically poor governance record at Triarc, including high executive compensation, supports this point.” Among other points that the Taft-Hartley Advisory Services report highlighted are:

  “We do not believe the dissidents have met the burden of proof that necessitates their election to this board at this present time.

  Pension funds, as long-term owners with a multi-year investment horizon, must balance the perceived need and proposed benefit of near-term change by several factors, including the credibility of the dissident’s strategic plan, potential for disruption and acrimony in the boardroom, and higher risk profile.

  We believe a major shake-up (at Heinz) is premature at this stage given the company’s historical track record, recently adopted reforms and willingness to engage shareholders.

  There is no question that management and the board are now on the same page and have made significant strides to the benefit of shareholders.

  We believe the dissidents have overplayed their hand with regard to their critique of the company’s stock price performance.

  The dissidents have presented a performance critique that is a bit disingenuous for shareholders that have owned Heinz stock throughout this period.

  For FY2005, Triarc provided Mr. Peltz a total direct compensation package of $39,235,000 which was 1,233% greater than the average peer group CEO pay package of $2,943,000.

  The board should be commended for engaging several institutions regarding their director recruitment effort in recent weeks.

H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

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  In our evaluation of corporate governance practices by both incumbent and dissident slates, we believe that by instituting stronger governance reforms, the Heinz board has demonstrated a superior approach to ameliorating corporate governance at the company going forward. Given the dissidents’ poor governance track record, we feel that the commitment to enduring corporate governance at the company is best exemplified not by the Trian dissidents, but by the current Heinz board.

  The Heinz strategy does in fact position the company for improved performance going forward, as evidenced by the recent positive first quarter results.”

Today’s positive recommendation by Taft-Hartley Advisory Services affirms that corporate governance matters at Heinz, where the Company has 11 independent and highly-qualified Directors and plans to add two more independent Directors of the highest caliber and integrity to expand the Heinz Board to 14. Heinz has received a high corporate governance rating of 97.7 from ISS, placing its Board of Directors among the very best in the S&P 500.The recommendation by Taft-Hartley Advisory Services is the third endorsement of the Heinz Board in the past week. Previously, Egan-Jones Proxy Services and CtW Investment Group endorsed the full slate of Heinz Directors and rejected Trian’s nominees. Heinz’s Annual Meeting of Shareholders is Wednesday, August 16, 2006, 9 a.m. EDT at the Hilton Pittsburgh. For more information on Heinz, visit www.heinzsuperiorvalue.com.

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ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034

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FOR RELEASE UPON RECEIPT

HEINZ WELCOMES GLASS LEWIS RECOMMENDATION TO VOTE THE WHITE
CARD, BUT REJECTS THE SUGGESTION TO WITHHOLD VOTES OF TWO HEINZ
NOMINEES

PITTSBURGH, August 8, 2006 – H.J. Heinz Company (NYSE: HNZ) today said it welcomes the recommendation by Glass, Lewis & Co. to vote the WHITE card and Heinz agrees with the Glass Lewis conclusion that: “In our view, shareholders should seriously worry that the dissident’s nominees would constitute a distinct clique, with its own agenda.”

Heinz strongly disagrees with the Glass Lewis recommendation that shareholders withhold votes for Presiding Director Thomas J. Usher and Peter Coors, two strong, independent and highly-qualified members of the 12-member Heinz Board.

Heinz said none of Trian’s nominees meet the Company’s high standards for independence or directorship, while Heinz’s current Board includes 11 strong, independent and highly-qualified Directors. Heinz has also committed to adding two more independent Directors of the highest caliber and integrity to expand the Board to 14 members and further enhance corporate governance and accountability. In comparison, the Trian slate includes investor Nelson Peltz, his son-in-law, his longtime business partner, one of his close friends and one of his former employees.

Today, Heinz and its full-slate of Directors received a strong endorsement from Taft-Hartley Advisory Services, a division of Institutional Shareholder Services. Heinz also received in the last week endorsements from Egan-Jones Proxy Services and CtW Investment Group, which works with benefit funds that have over $180 billion in assets and which are substantial long-term Heinz shareholders. These organizations rejected Trian’s entire slate, citing concerns about Trian’s plan and nominees.

For more facts and information on Heinz, visit www.heinzsuperiorvalue.com.

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ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

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Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034